Exhibit 99.B(p)(3)

WORLD ASSET

MANAGEMENT

CODE OF

ETHICS

POLICY

September 2013

WORLD ASSET MANAGEMENT, INC.

CODE OF ETHICS

TABLE OF CONTENTS

Introduction	3

Standards of Business Conduct	3

General Principles and Applicability of this Code of Ethics	3

Distribution of the Code to Persons Subject to the Code	3

General Policies	4

Anti-Fraud	4

Confidentiality	4

Involvement in Criminal Matters or Investment-Related Civil Proceedings	4

Other Laws, Rule and Statements of Policy	4

Recordkeeping	4

Reporting Violations of the Code	4

Sanctions	5

Amendments and Waivers	5

Gift Policy	5

Gifts Given By Supervised Persons	5

Gifts Accepted By Supervised Persons	6

Exclusion for Business Entertainment/Personal Gifts	6

Reporting	7

Reporting Requirements for Access Persons	7

Initial and Annual Disclosure of Personal Holdings	7

Reportable Holdings	7

Brokerage Statements and Confirmations	8

General Requirement	9

Reporting Deadline	9

Exemptions to Quarterly Securities Transaction Reporting	9

Quarterly Review	9

Insider Trading Policy	10

Prohibitions	10

General Sanctions	10

Insider Trading Defined	10

Tender Offers	10

Selective Disclosure Defined	11

Contact the Compliance Department	11

Explanations	11

Who is an Insider?	11

What is Material Information?	11

What is Nonpublic Information?	12

Restrictions on Activities	12

Initial Public Offering and Limited Offering	12

Service as a Director	12

Further Information	13

Annual Code of Ethics Certification & Questionnaire (Access Persons)	13

Initial Holdings Report	18

Annual Code of Ethics Certification & Questionnaire (Supervised Persons)	19

Compliance Contacts	22

Definitions	22

Appendix A -Gift & Gratuity Log	24

INTRODUCTION

STANDARDS OF BUSINESS CONDUCT

World Asset Management, Inc. (“World”) seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. As a registered investment adviser, World has a duty to deal fairly with and act in the best interests of its clients and World’s Supervised Persons (as defined in “Further Information - Definitions” section) have a duty to place the interests of World’s clients ahead of their own. The confidence and trust placed in World by its clients is something World’s Supervised Persons should value and endeavor to protect.

To further these goals, World has adopted policies and procedures that pertain to World’s Supervised Persons, officers, directors and other persons occupying a similar status or performing similar functions, as well as any other persons who provide investment advice on behalf of World and are subject to World’s supervision and control. World’s policies and procedures, including this Code of Ethics, require the personnel of World to adhere to certain standards of conduct and to comply with all applicable Federal securities laws. Personnel of World should strive not only to comply with World’s policies and procedures, but to conduct themselves in such a manner as to instill confidence and trust in World’s clients.

GENERAL PRINCIPLES AND APPLICABILITY OF THIS CODE OF ETHICS

This Code of Ethics (“Code”) establishes rules of conduct for Supervised Persons, which includes Access Persons (as defined in “Further Information - Definitions” section), of World, as defined in this manual. Temporary Supervised Persons who will be employed at or through World for less than 30 calendar days shall not be deemed to be a Supervised Person.

The Code is designed to (i) govern the personal securities activities of Access Persons; (ii) prevent Supervised Persons from engaging in fraud; and (iii) require World to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

As a general matter, in connection with personal securities transactions, Access Persons should (1) always place the interests of Advisory Clients (as defined in “Further Information-Definitions” section) first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Supervised Person’s position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

DISTRIBUTION OF THE CODE TO PERSONS SUBJECT TO THE CODE

The CCO (or his or her designee) shall provide a copy of this Code to each Supervised Person within 10 days of such person becoming subject to the Code. Thereafter, the CCO (or his or her designee) shall provide each Supervised Person with a copy of the Code on an annual basis and promptly after any amendment to the Code. Each Supervised Person shall acknowledge receipt of the.

GENERAL POLICIES

ANTI-FRAUD

It shall be a violation of this Code for any Supervised Person in connection with the purchase or sale, directly or indirectly, by such person of any security to:

•                  employ any device, scheme or artifice to defraud an Advisory Client;

•                  make to an Advisory Client any untrue statement of a material fact or omit to state to an Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                  engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

•                  engage in any manipulative practice with respect to an Advisory Client.

CONFIDENTIALITY

All information obtained from any Supervised Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT-RELATED CIVIL PROCEEDINGS

Each Supervised Person must notify the CCO as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

OTHER LAWS, RULE AND STATEMENTS OF POLICY

Nothing contained in this Code shall be interpreted as relieving any Supervised Person from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by World or a fund sub-advised by World. No exception to a provision in the Code shall be granted where such exception would result in a violation of Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), if applicable, or Rule 204A-1 under the Advisers Act.

RECORDKEEPING

This Code, a copy of each report by a Supervised Person, any written report by World, and lists of all persons required to make reports shall be preserved with World’s records in the manner and to the extent required by Rule 204-2 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

The CCO shall maintain such reports and such other records as are required by this Code.

REPORTING VIOLATIONS OF THE CODE

A Supervised Person who becomes aware of a violation of this Code, whether on the part of the Supervised Person or any other person subject to the Code, shall promptly report such violation to the CCO. Failure to disclose or report to the CCO any violation of this Code is in and of itself a violation of the Code.

A Supervised Person shall not be subject to retaliation as a result of any report made pursuant to this Section. However, if a Supervised Person believes that he or she may suffer retaliation, such Supervised Person may report the violation on an anonymous basis. (See World’s “Policy and Procedures for Hotline Reporting”)

SANCTIONS

Upon discovering that a Supervised Person has not complied with the requirements of this Code, the CCO shall submit such findings to the CIO. The  CIO may impose on that Supervised Person whatever sanctions s/he deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, a letter of censure, mandatory Code of Ethics training, monetary sanctions, suspension or termination of employment. Where related to World’s services on behalf of a Fund, any significant sanction imposed shall be reported to the relevant Fund’s Chief Compliance Officer and Board. Notwithstanding the foregoing, the CCO shall have discretion to determine, on a case-by-case basis, that no material violation shall be deemed to have occurred. The CCO may recommend that no action be taken, including waiving the requirement to disgorge profits. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

AMENDMENTS AND WAIVERS

Any limitations and restrictions specified in the Code may be modified only by the CCO on a case by case basis. Each such modification shall be documented in writing by the CCO, including in particular the basis for the modification. Although exceptions to the Code will rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case-by-case basis if he or she finds that the proposed conduct involves negligible opportunity for abuse.

GIFT POLICY

The gift policy of World Asset Management, Inc. (“World”) covers both giving gifts to and accepting gifts from clients, brokers and other persons with whom we do business (collectively, “vendors”). It is based on the applicable requirements of Comerica Inc.’s Code of Ethics.

Under our policy, Supervised Persons may not give gifts to or accept gifts from vendors with a value in excess of $100 per person per year. In addition, Supervised Persons must report to the Compliance Department if they accept certain types of gifts of any value.. Since giving or receiving any gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest, World relies on its Supervised Persons’ professional attitude and good judgment to ensure that our policy is observed to the fullest extent possible. The discussion below is designed to assist Supervised Persons in this regard.

GIFTS GIVEN BY SUPERVISED PERSONS

A Supervised Person may not give any gift with a value in excess of $100 per year to any client of World or any person associated with a securities or financial organization, including exchanges, broker-dealers, commodity firms or the news media. Additionally, World may not take a tax deduction for any gift with a value exceeding $25. While this policy discusses limits on gifts, it is not intended to authorize any Supervised Person to give any gift to a vendor. Prior to giving any gifts, the Supervised Person must record the proposed gift on the Gift & Gratuity log (Appendix A) and submit the log to the Chief Compliance Officer or his/her Designated Person.

GIFTS ACCEPTED BY SUPERVISED PERSONS

On occasion, because of their position within World, Supervised Persons may be offered, or may receive without notice, gifts from clients or vendors. Supervised Persons may not accept any gift or form of entertainment from vendors (e.g., tickets to the theater or a sporting event where the vendor does not accompany the Supervised Person) other than gifts of nominal value, defined as under $100 in total from any vendor in any year. Managers may, if they deem it appropriate for their department, adopt a lower dollar ceiling. Any gift accepted by a Supervised Person must be reported to the Chief Compliance Officer or his/her Designated Person and logged on the Gift & Gratuity Log, subject to certain exceptions. In addition, this gift policy does not apply to normal and customary business entertainment or to personal gifts.

Supervised Persons may not accept a gift of cash or a cash equivalent (e.g., gift certificates) in any amount, and under no circumstances may a Supervised Person solicit a gift from a vendor.

Supervised Persons may wish to have gifts from vendors donated to charity, particularly where it might be awkward or impolite for a Supervised Person to decline a gift not permitted by our policy. In such case, the gift should be forwarded to either the Chief Compliance Officer or his/her Manager, who will arrange for it to be donated to charity. Similarly, Supervised Persons may wish to suggest to vendors that, in lieu of an annual gift, the vendors make a donation to charity. In either situation discussed in this paragraph, a Supervised Person would not need to report the gift to the firm.

Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined, returned or given to World to donate to charity in order to protect World’s reputation and integrity. Gifts of a nominal value (i.e., gifts whose reasonable aggregate value is no more than $100 a year), customary business meals, entertainment (e.g., reasonable sporting events) and promotional items (e. g., pens, mugs, T-shirts) may be accepted. Supervised Persons may not accept a gift of cash or a cash equivalent (e.g., gift certificates) in any amount. Supervised Persons must report all gifts including nominal gifts to the Compliance Department in accordance with the requirements of World’s Gift Policy.

Supervised Persons should complete the gift log with pertinent information regarding when the gift was received, by whom, the approximate value and a description of the gift.

EXCLUSION FOR BUSINESS ENTERTAINMENT/PERSONAL GIFTS

This gift policy does not apply to normal and customary business meals and entertainment with vendors. For example, if a Supervised Person has a business meal and attends a sporting event or show with a vendor, that activity would not be subject to our gift policy, provided the vendor is present.

If, on the other hand, a vendor gives a Supervised Person tickets to a sporting event and the Supervised Person attends the event without the vendor also being present, the tickets would be subject to the dollar limitation and reporting requirements of our gift policy. Under no circumstances may Supervised Persons accept business entertainment that is extraordinary or extravagant in nature. The receipt or provision of business entertainment involving airplane travel and/or overnight lodging is not permitted unless approved, in advance, by World’s Chief Investment Officer or Chief Compliance Officer.

In addition, this gift policy does not apply to usual and customary gifts given to or received from vendors based on a personal relationship (e.g., gifts between a Supervised Person and a vendor where the vendor is a family member or personal friend).

REPORTING

All Supervised Persons must report annually all gifts given to or accepted from clients and vendors to the Chief Compliance Officer or his/her Designated Person on the Gift & Gratuity log.

Supervised Persons are not required to report the following: (i) usual and customary promotional items given to or received from vendors (e.g., hats, pens, T-shirts, and similar items marked with a firm’s logo) or (ii) food items consumed on the firm’s premises (e.g., candy, popcorn, etc.) which are not so frequent or extravagant as to create a conflict of interest.

Questions regarding the appropriateness of any gift should be directed to the Compliance Department.

REPORTING REQUIREMENTS FOR ACCESS PERSONS

INITIAL AND ANNUAL DISCLOSURE OF PERSONAL HOLDINGS

No later than 10 days after becoming an Access Person and annually thereafter, each Access Person must submit a Personal Holdings of Securities report.

The Initial and Annual Reports of Personal Holdings of Securities must contain:

1.              The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership interest;

2.              The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.              The date the Access Person submits the report.

The information in the report must be current as of a date no more than 45 days prior to the date the report is submitted. Initial Reports of Personal Holdings shall be in the format specified in the “Further Information” section. Annually, each Access Person shall confirm the accuracy of the information regarding securities holdings and accounts previously provided to the Compliance Department in the format specified in the “Further Information” section. Each Access Person shall also list any previously unreported securities holding or account.

If not previously provided, the Access Person must provide or ensure that reports or duplicate copies of supporting documentation (e.g., brokerage statements or similar documents) of securities holdings required to be reported herein are provided to the CCO.

REPORTABLE HOLDINGS

For security holdings reporting purposes, the term “security” shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, mutual fund, common trust fund, collective fund, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. 529 Plans are also considered securities.

All holdings of any of the above listed securities are required to be reported to World. In addition, if you hold any shares of a reportable open-end fund defined as any investment company registered under the 1940 Act for which World serves as an investment adviser or sub-adviser and any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls, is controlled by, or is under common control with World. The World reportable funds are as follows:

REPORTABLE FUNDS

FUND NAME	TICKER	CUSIP

The Munder Funds	MUXYX	626129787

Munder Index 500 Fund	MUXKX	626129779

	MUXAX	626129761

	MUXBX	626129225

Calvert VP EAFE International Index Fund		866167547 (F shares)

A Calvert Market Index Variable Strategy

All Exchange Traded Funds are Reportable Securities. Shares of closed-end investment companies are Reportable Securities regardless of affiliation. Shares issued by unit investment trusts might include separate account options under variable insurance contracts.

Exceptions:

Reportable Security means any Security (as defined above) except:

•                  Direct obligations of the Government of the United States

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements)

•                  Shares issued by money market funds

•                  Shares issued by open-end investment companies registered under the 1940 Act, unless it is a Reportable Fund shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds.

BROKERAGE STATEMENTS AND CONFIRMATIONS

Every Access Person and members of his or her Immediate Family (as defined in “Further Information-Definitions” section) must arrange for the Compliance Department to receive directly from any broker, dealer or bank duplicate copies of trade confirmations and periodic statements for all accounts that hold any reportable securities in which such Access Person has a Beneficial Ownership interest. Such accounts may hold any Reportable Securities (as defined in “Further Information-Definitions” section) or have the ability to trade any Reportable Securities. To assist in making these arrangements, the Compliance Department will send a letter to each broker, dealer or bank based on the information provided by the Access Person. Exceptions to this policy must be pre-approved by the Compliance Department.

GENERAL REQUIREMENT

All Access Persons are required to submit, on a quarterly basis, all personal Reportable Securities transactions, in which they have a direct or indirect interest, to the Chief Compliance Officer or their designee. Each Access Person shall also list any previously unreported transaction that occurred prior to the end of the quarter to which the report relates involving a Reportable Security in which he/she had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. Previously unreported transactions might include, for example, securities that are not purchased or sold through an Access Person’s brokerage account or securities acquired through a gift or inheritance. The submission must contain the following information:

•                  Date of the transaction

•                  Buy/Sell (or other type of acquisition or disposition)

•                  Title of security and symbol or CUSIP

•                  Interest rate and maturity

•                  Number of shares

•                  Execution price

•                  Principal amount of trade

•                  Name of broker or financial institution

•                  This submission must be signed and dated no later than 30 days after the end of each calendar quarter.

REPORTING DEADLINE

An Access Person must submit any transaction report required by this Section to the CCO or their designee no later than 30 days after the end of the calendar quarter in which the transaction occurred.

EXEMPTIONS TO QUARTERLY SECURITIES TRANSACTION REPORTING

Quarterly Transaction Reporting submissions are not required if:

•                  The Compliance department is currently receiving, within 30 days of the end of the quarter, all statements and confirmations from all accounts in which Reportable Securities may be held. Transactions take place in accounts over which you have no direct or indirect influence or control.

•                  Transactions that take place in an automatic investment plan which means regular periodic purchases (or withdrawals) made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Dividend reinvestment plans fall into this category.

QUARTERLY REVIEW

At least quarterly, the CCO (or designee) shall review the brokerage confirmations, brokerage statements and any reports received from or on behalf of an Access Person. A Compliance Officer, other than the CCO, will review such material and trading activity as it relates to any reportable holdings of the CCO. Such review shall include, as appropriate:

•                  Whether all securities transactions complied with this Code;

•                  Whether any Advisory Client accounts traded the securities at the time of the securities transaction; and

•                  Whether any securities transactions demonstrate a pattern that may indicate abuse.

INSIDER TRADING POLICY

This Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

PROHIBITIONS

Supervised Persons are prohibited from trading, either personally or on behalf of others (including advisory clients), on material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The receipt of the material nonpublic information may also be characterized as issuer “selective disclosure.” This policy applies to every officer, director and employee and extends to activities within and outside their duties at World. Any questions regarding this policy should be referred to the Compliance Department.

GENERAL SANCTIONS

Penalties for trading securities while in possession of material, nonpublic information or improperly communicating that information to others are stringent. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and permanently bar the violator from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue their IAR.

INSIDER TRADING DEFINED

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material, nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

a.              trading by an insider, while in possession of material, nonpublic information;

b.              trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

c.               recommending the purchase or sale of securities on the basis of material, nonpublic information;

d.              communicating material, nonpublic information to others; or

e.               providing substantial assistance to someone who is engaged in any of the above activities.

The elements of insider trading and the penalties for such unlawful conduct are described below. Any Supervised Person who, after reviewing these Policies and Procedures, has any question regarding insider trading should consult with the Compliance Department. Often, a single question can forestall disciplinary action or complex legal problems.

TENDER OFFERS

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

SELECTIVE DISCLOSURE DEFINED

Selective disclosure occurs when an issuer of publicly traded securities, or person acting on its behalf, discloses material nonpublic information to securities industry professionals, institutional investors, and certain other persons (including portfolio managers and securities analysts) who would reasonably be expected to trade or provide trading advice on the basis of the information. In the event of such occurrence, the issuer is required to make immediate or prompt (depending on whether the disclosure was intentional) public disclosure of such information. The regulation covers only communications by an issuer’s senior management, its investor relations professionals, and others who regularly communicate with market professionals and security holders.

Issuer selective disclosure bears a close resemblance to insider trading since a few individuals gain an informational edge and the ability to use that edge to profit from their superior access to corporate insiders, rather than from their skill, acumen, or diligence. Likewise, selective disclosure has an adverse impact on market integrity by causing investors to lose confidence in the fairness of the markets when they know that other participants may exploit “unerodable informational advantages” derived not from hard work or insights, but from their access to corporate insiders. There is also the danger that corporate management will treat material information as a commodity to be used to gain or maintain favor with particular analysts or investors. Supervised Persons should exercise particular caution any time they speak privately with the senior management of an issuer or its public relations professionals to make sure they are not obtaining material, nonpublic information. Supervised Persons may not sign confidentiality agreements with issuers without the prior review and approval of the Compliance Department as confidentiality agreements may be an indication the Supervised Person has been provided material, nonpublic information.

CONTACT THE COMPLIANCE DEPARTMENT

To protect yourself, our clients, and World, you should contact the Compliance Department immediately if you believe that you may have received material, nonpublic information.

EXPLANATIONS

WHO IS AN INSIDER?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, World may become a temporary insider. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. It need not be important that it would have changed the investor’s decision to buy or sell. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, any questions about whether information is material should be directed to the Compliance Department.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

RESTRICTIONS ON ACTIVITIES

INITIAL PUBLIC OFFERING AND LIMITED OFFERING

No Supervised Person shall acquire directly or indirectly any securities in an “initial public offering” for his or her personal account except “initial public offerings” of registered investment companies without prior written approval from the CCO (or designee). For this purpose, an “initial public offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

No Supervised Person shall acquire directly or indirectly securities in a “limited offering” (which are sometimes also referred to as “private placements”) except after receiving pre-clearance from World’s Chief Compliance Officer (“CCO”) (or his or her designee). In all such instances, the Supervised Person shall complete a written or electronic request for pre-clearance providing full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of Advisory Clients). The CCO may not approve any such transaction unless he or she determines, after consultation with other investment advisory personnel of the appropriate World personnel (e.g., World’s Chief Investment Officer), that Advisory Clients have no reasonably foreseeable interest in purchasing such securities.

For this purpose, a “limited offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) thereof, or pursuant to Regulation D thereunder. An Supervised Person who has been authorized to acquire and has acquired securities in a “limited offering” must disclose that investment to the CCO and the Chief Investment Officer prior to, and explain that the disclosure is being made is in connection with, the Supervised Person’s subsequent consideration of an investment in the issuer by an Advisory Client.

SERVICE AS A DIRECTOR

No Supervised Person shall serve on the board of directors of any publicly-traded or privately-held company without prior authorization from World’s CCO based upon a determination that such board service would not be inconsistent with the interests of World’s Advisory Clients.

This restriction does not apply to non-profit, charitable, civic, religious, public, political, educational or social organizations.

FURTHER INFORMATION

ANNUAL CODE OF ETHICS CERTIFICATION & QUESTIONNAIRE (ACCESS PERSONS)

Code of Ethics Certification

World Asset Management, Inc.

ANNUAL CODE OF ETHICS CERTIFICATION

Access Person:

I.                                        Introduction

Access Persons are required to answer the following questions for the year ended 20XX.  Upon completion, please sign and return the certification by <DATE> to                    in the Compliance Department.  Should you have questions regarding this certification or the requirements under the Code of Ethics, please contact a Compliance Associate.  All capitalized terms are defined in the Code.

II.                                   Annual Certification of Compliance with the Code of Ethics

a.              Have you reported all financial institution accounts in which you and/or the members of your Immediate Family hold any securities? All accounts currently disclosed were provided to you with this document. (Select “N/A” if there were no such accounts.)

       (If no, explain on Questionnaire(1))

b.              Have you reported all securities transactions that are required to be reported under the Code?  (Note: This requirement includes arranging for the Compliance Department to receive, directly from your broker, duplicate transaction confirmations and duplicate periodic statements for each brokerage account in which you have, or a member of your Immediate Family living in your household has, a Beneficial Ownership interest, including Reportable Securities held in certificate form.) (Select “N/A” if there were no transactions.)

       (If no, explain on Questionnaire(1))

c.               Have you notified the Compliance Department if you have been arrested, arraigned, indicted, or have plead no contest to any criminal offense, or been named as a defendant in any investment-related civil proceedings, or administrative or disciplinary action?

(Select “N/A” if you have not been arrested, arraigned, etc.)

       (If no, explain on Questionnaire(1))

d.              Have you reported and logged gifts given or received for the year covered by this certification?  (Select “N/A” if you have not given or received any gifts during the year.)

                     (If no, list all gifts, with all required information, on the gift table provided in Questionnaire(1))

III.                              Insider Trading Policy

Have you complied in all respects with the Insider Trading Policy?

                                 (If no, explain on Questionnaire(1))

IV.                               Disclosure of Directorships

a.              Are you, or is any member of your Immediate Family, a director of any publicly traded, privately-held, or non-profit company?

                                                                                                    (If yes, list on Questionnaire(1) each company for which you are, or a member of your Immediate Family is, a director.)

b.              If the response to the previous question is “Yes,” do you have knowledge that any of the companies for which you are, or a member of your Immediate Family is, a director will go public or be acquired within the next 12 months?

V.                                    Disclosure of Broker/Dealer Relationships

a.              Are you employed or affiliated with a broker/dealer?

                                         (If yes, please provide the requested information below.)

Name of Firm	Explanation of Affiliation

(1)Attach copy of Questionnaire

Please note, the language used in this Certification in no way modifies or limits the requirements contained in the Code of Ethics.

I hereby represent that I have received a copy of the Code of Ethics and that I have read and understand the Code of Ethics.  I acknowledge that I am subject to the Code of Ethics.  I hereby certify that I have complied with all the requirements of the Code of Ethics and that I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code of Ethics.  I understand that any untrue or incomplete response may be subject to disciplinary action.

Signature:	Date:

Code of Ethics Questionnaire

World Asset Management, Inc.

ANNUAL CODE OF ETHICS QUESTIONNAIRE

20XX Annual Compliance Certification(2)

Please explain all “No” responses to questions in Sections II and III of the Annual Code of Ethics Certification.

Please list each company for which you are, or a member of your Immediate Family is, a director.

Please list all gifts you received or gave during the year covered by the annual certification.

Month	Giver/Receiver	Gift Description	Estimated Value

(Continue on additional sheet if necessary)

(2)Attach to your Annual Compliance Certification

Print Name
Annual Securities Holding Report

World Asset Management, Inc.

SECURITIES HOLDING REPORT

As required by Rule 201 A-1 under the Investment Advisers Act of 1940.

Previously Disclosed Accounts: (None)

Should you have any accounts that qualify for disclosure and/or reporting purposes, as described in the Code, that are not listed above, please list the account information below and attach your last statement to this form.

Custodian	Account Title	Account Number

I certify the above and/or attached information represents a complete and accurate description of my securities holdings and accounts.

Printed Name	Signature

Date

INITIAL HOLDINGS REPORT

Initial Holdings Report

World Asset Management, Inc.

INITIAL SECURITIES HOLDING REPORT

As required by Rule 201 A-1 under the Investment Advisers Act of 1940.

Name:                                                                     Position/Department:

1.              To comply with SEC regulations and the Code of Ethics, all persons are required to provide a holdings report containing the following information (the information must be current as of a date no more than 45 days before the report is submitted):

a.              The title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which you have any direct or indirect beneficial ownership; and

b.              The name of any broker, dealer, or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

2.              Please complete the form below listing all financial institution accounts* in which you (or a member of your Immediate Family) hold any securities.  You must attach a list of the reportable securities held in each account as well as the information listed in item (a) above.  A copy of the most recent statement for each account holding reportable securities may be attached for this purpose if it is accurate and provides all the required information.

Please include all accounts, even if they only hold non-reportable mutual funds.

Account Owner	Account Number	Firm

3.              If you have a Beneficial Ownership interest in securities that are not listed in an attached accounts statement, or hold the physical certificates, list them below and attach separate sheet if necessary.

Name of Security	Quantity	Value	Custodian

I certify that I have received a copy of the Code of Ethics, that I have read and understand the Code of Ethics and that this form, and the attached statements, if any, constitute all of the broker, dealer or bank accounts and reportable securities in which I have a Beneficial Ownership interest, including those for which I hold physical certificates, as well as those held in accounts of my Immediate Family.

Signature	Date

ANNUAL CODE OF ETHICS CERTIFICATION & QUESTIONNAIRE (SUPERVISED PERSONS)

Code of Ethics Certification

World Asset Management, Inc.

ANNUAL CODE OF ETHICS CERTIFICATION

Supervised Person:

I.                                        Introduction

Supervised Persons are required to answer the following questions for the year ended 20XX.  Upon completion, please sign and return the certification by <DATE> to                    in the Compliance Department.  Should you have questions regarding this certification or the requirements under the Code of Ethics, please contact a Compliance Associate.  All capitalized terms are defined in the Code.

II.                                   Annual Certification of Compliance with the Code of Ethics

a.              Have you notified the Compliance Department if you have been arrested, arraigned, indicted, or have plead no contest to any criminal offense, or been named as a defendant in any investment-related civil proceedings, or administrative or disciplinary action?

(Select “N/A” if you have not been arrested, arraigned, etc.)

       (If no, explain on Questionnaire(1))

b.              Have you reported and logged gifts given or received for the year covered by this certification?  (Select “N/A” if you have not given or received any gifts during the year.)

                     (If no, list all gifts, with all required information, on the gift table provided in Questionnaire(1))

III.                              Insider Trading Policy

Have you complied in all respects with the Insider Trading Policy?

                                 (If no, explain on Questionnaire(1))

IV.                               Disclosure of Directorships

a.              Are you, or is any member of your Immediate Family, a director of any publicly traded, privately-held, or non-profit company?

                                                                                                    (If yes, list on Questionnaire(1) each company for which you are, or a member of your Immediate Family is, a director.)

b.              If the response to the previous question is “Yes,” do you have knowledge that any of the companies for which you are, or a member of your Immediate Family is, a director will go public or be acquired within the next 12 months?

V.                                    Disclosure of Broker/Dealer Relationships

a.              Are you employed or affiliated with a broker/dealer?

                                         (If yes, please provide the requested information below.)

Name of Firm	Explanation of Affiliation

(1)Attach copy of Questionnaire

Please note, the language used in this Certification in no way modifies or limits the requirements contained in the Code of Ethics.

I hereby represent that I have received a copy of the Code of Ethics and that I have read and understand the Code of Ethics.  I acknowledge that I am subject to the Code of Ethics.  I hereby certify that I have complied with all the requirements of the Code of Ethics and that I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code of Ethics.  I understand that any untrue or incomplete response may be subject to disciplinary action.

Signature:	Date:

Code of Ethics Questionnaire

World Asset Management, Inc.

ANNUAL CODE OF ETHICS QUESTIONNAIRE

20XX Annual Compliance Certification(2)

Please explain all “No” responses to questions in Sections II and III of the Annual Code of Ethics Certification.

Please list each company for which you are, or a member of your Immediate Family is, a director.

Please list all gifts you received or gave during the year covered by the annual certification.

Month	Giver/Receiver	Gift Description	Estimated Value

(Continue on additional sheet if necessary)

(2)Attach to your Annual Compliance Certification

Print Name

COMPLIANCE CONTACTS

CONTACT PERSONS

CHIEF COMPLIANCE OFFICER

• L. Joseph Granata	248-594-5205

DESIGNEES OF CHIEF COMPLIANCE OFFICER

• Rose Bennett	248-594-5218

DEFINITIONS

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, such person should consult with the CCO.

DEFINITIONS

“Access Person” means any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, has nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Advisory Client” means any client (including investment companies and managed accounts) for which World serves as an investment adviser or sub-adviser, renders investment advice, makes investment decisions or places orders through its trading department.

“Beneficial Ownership” A person is generally deemed to have beneficial ownership of a security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary interest” in the security. The term “pecuniary interest” generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” in any securities held by members of the person’s Immediate Family. An indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term “derivative security” being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Code, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio Securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity portfolio. The foregoing definitions are to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect beneficial ownership for purposes of this Code must be made with respect to all securities that an Access Person has or acquires.

“Direct Obligations of the Government of the United States” means any security issued or guaranteed as to principal or interest by the United States, or any certificate of deposit for any of the foregoing. Direct Obligations of the Government of the United States include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities) program.

Securities issued by entities controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States are not Direct Obligations of the Government of the United States. This includes securities issued by, for example, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Government National Mortgage Association (Ginnie Mae), Federal Home Loan Banks, Federal Land Banks, Federal Farm Credit Banks, the Federal Housing Administration, the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the General Services Administration, Student Loan Marketing Association (Sallie Mae), the Central Bank for Cooperatives, Federal Intermediate Credit Banks and the Maritime Administration.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisors Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“High Quality Short-Term Debt Instrument” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

“Immediate Family” of an Access Person means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-in-law
Stepchild	Spouse	Daughter-in-law
Grandchild	Sibling	Brother-in-law
Parent	Mother-in-law	Sister-in-law
Stepparent	Father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Reportable Fund” means any investment company registered under the 1940 Act for which World serves as an investment adviser or sub-adviser and any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls, is controlled by, or is under common control with World.

“Reportable Security” means any Security (as defined below) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by other open-end investment companies registered under the 1940 Act, unless it is a Reportable Fund; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds. All Exchange Traded Funds are Reportable Securities. Shares of closed-end investment companies are Reportable Securities regardless of affiliation. Shares issued by unit investment trusts might include separate account options under variable insurance contracts.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, mutual fund, common trust fund, collective fund, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. 529 Plans are securities.

“Supervised Person” means any director, officer, or partner of the adviser (or other persons of similar status or performing similar functions) as well as employees of the adviser, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

APPENDIX A -GIFT & GRATUITY LOG

WORLD ASSET MANAGEMENT	255 E. Brown Street, Suite 250 Birmingham, Michigan 48009-6220 Tel. (248) 594-5200 Fax (248) 594-4105

GIFTS, GRATUITIES, AND NON-MONETARY COMPENSATION LOG

Supervisory Principal:

DATE	SUPERVISED PERSON	(G) GIVEN TO OR (R) RECEIVED FROM	GIFT DESCRIPTION	ESTIMATED VALUE